UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 14, 2006
(Date of earliest event reported)

EMERGING VISION, INC.
(Exact Name of Registrant as Specified in Charter)

New York	001-14128	11-3096941
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Quentin Roosevelt Boulevard, Garden City, New York	11530
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 390-2100

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 20, 2006, the Board of Directors (the “Board”) of Emerging Vision, Inc. (the “Company”) adopted, subject to stockholder approval, the Emerging Vision, Inc. 2006 Stock Incentive Plan (the “Plan”). On July 14, 2006, at the Company’s 2006 Annual Meeting of Stockholders, the Company’s stockholders ratified the adoption of the Plan. The following summary of the Plan is qualified in its entirety by the terms of the Plan, a copy of which is furnished as Exhibit 10.1 hereto.

The Plan provides for the grant of options and restricted stock to participating employees, non-employee directors of, and consultants and advisors to, the Company and its subsidiaries. The Plan is administered by the Board or by a committee consisting of at least three persons chosen by the Board (the “Committee”). The Board or the Committee has authority to determine the persons to whom options and/or restricted stock will be granted. The Board or Committee also has authority to determine the times at which options and/or restricted stock is granted and, subject to the provisions of the Plan, the exercise price for options granted. A total of 20,000,000 shares may be issued under the Plan pursuant to the exercise of options and/or the grant of restricted stock. The Plan will terminate upon the earlier of (i) June 19, 2016 or (ii) the date on which the Board otherwise terminates the Plan in accordance with the terms thereof.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits: 10. 1 Emerging Vision, Inc. 2006 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING VISION, INC.

Date: July 20, 2006	By:	/s/ Christopher G. Payan
Christopher G. Payan
Chief Executive Officer